Exhibit 99.1

Feb. 2, 2012

Charles “Chip” McClure named to DTE Energy board of directors

DETROIT – Charles G. “Chip” McClure today was named to the DTE Energy board of directors.

McClure, 58, is chairman, president and CEO of Meritor Inc. He joined the company in 2004.

Prior to his current role, McClure served as president and CEO, and a member of the board of Federal-Mogul Corp. He joined the company in 2001 as president, chief operating officer and a member of the board.

Before joining Federal-Mogul, McClure served as president, CEO and a member of the board of Detroit Diesel, which he joined in 1997 after 14 years in a variety of management positions with Johnson Controls.

“We are delighted that Chip has agreed to join our board of directors,” said Gerard M. Anderson, DTE Energy chairman, president and CEO. “His proven business leadership, his experience with various corporate boards and his leadership in the community will make him a valuable addition to the board.”

McClure, a resident of Bloomfield Hills, earned his bachelor’s degree in mechanical engineering from Cornell University and a Master of Business Administration from the University of Michigan.

Among his civic activities, McClure was elected chairman of the board for the Detroit Regional Chamber for the 2011-12 year, after serving as the first vice chair of the Chamber in the 2010-11 program year. He also served as chairman of the 2011 Mackinac Policy Conference.

Northwood University recognized McClure in 2010 as one of six nationally known business leaders, in 2007 he was named “Legend CEO” by Automation Alley and in 2006, Crain’s Detroit Business ranked him as one of “Detroit’s Most Powerful People.” McClure is a member of the Business Roundtable and is active on the boards of directors of Business Leaders for Michigan, Horizons Upward Bound and Invest Detroit.

DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on gas storage and pipelines, unconventional gas production, power and industrial projects, and energy trading. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.

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For further information, members of the media may contact:

Scott Simons, (313) 235-8808

Len Singer, (313) 235-8809